Exhibit 99.1

Coeur Names Chief Financial Officer and Chief Operating Officer

COEUR D’ALENE, Idaho – September 19, 2011 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) today announced the appointment of Frank L. Hanagarne Jr., as its new Chief Financial Officer and Senior Vice President, effective October 1, 2011. Coeur also announced that K. Leon Hardy, the Company’s Senior Vice President of Operations, has been promoted to Chief Operating Officer and Senior Vice President.

“We are very pleased to have Frank Hanagarne join our senior management team as Chief Financial Officer,” said Mitchell J. Krebs, President and Chief Executive Officer of Coeur. “Frank brings to Coeur 29 years of industry experience in the finance, operations, and business development areas. Frank will lead the Company’s efforts to further strengthen its financial position, deploy the Company’s growing cash flow in value-creating ways, and provide his broad base of expertise throughout the organization.

“In addition, Leon Hardy has led the Company’s efforts to bring new, large mines into production in rapid succession. Going forward, Leon will focus on bringing operational consistency and efficiency to our portfolio of mines in his new role of Chief Operating Officer.”

Mr. Hanagarne was most recently Chief Operating Officer of Valcambi, SA, a precious metal refiner in Switzerland, in which Newmont Mining Corporation has an equity interest. Prior to his appointment as operations head of Valcambi in early 2011, Mr. Hanagarne was a Director of Corporate Development for Newmont.

Mr. Hanagarne’s 17 years of service at Newmont has included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. He has a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology.

Mr. Hardy joined Coeur in 2003 and served as Vice President and General Manager of Coeur Argentina. He was named Senior Vice President of North America in 2008 and has been Senior Vice President of Operations since early 2010. Prior to Coeur, he had been the consulting operations manager for Apex Silver’s San Cristobal mine in Bolivia from 1999 to 2001 and was Operations Manager of Minera Alumbrera in Argentina from 1996 to 1998. He also served with Cyprus Amax Minerals Company for 18 years, where he held several mine management positions with increasing responsibility.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has three new, large precious metals mines generating significantly higher production, sales and cash flow in continued strong metals markets. In 2011,

Coeur will realize the first full year of production and cash flow from all three of its new, 100%-owned mines: the San Bartolomé silver mine in Bolivia, the Palmarejo silver-gold mine in Mexico, and the Kensington gold mine in Alaska. In addition, the Company is expecting new production from its long-time Rochester silver-gold mine in Nevada in the fourth quarter of 2011. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities near its operations in Argentina, Mexico, Alaska, and Nevada.

Photos of projects and other information can be accessed through the Company’s website at www.coeur.com.

For Additional Information:

Investor Relations

Wendy Yang, (208) 665-0345

Corporate Communications

Tony Ebersole, (208) 665-0777

Cautionary Statement

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding anticipated operating results. These statements are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur that could cause actual results to differ materially from those in the forward-looking statement including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, the expected cost of capital expenditures and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

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